UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 19, 2020

DEFENSE TECHNOLOGIES INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

                          Delaware000-54851          99-0363802

(State or other jurisdiction  (Commission  (IRS Employer

     of incorporation)   File Number)Identification No.)

2683 Via De La Valle, Suite G418, Del Mar, CA 92014

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “company”, “Defense Technologies,” “DTII”, “we,” “us,” “our” and similar terminology, reference Defense Technologies International Corp.

Item  2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2020, Defense Technologies International Corp. finalized an Additional Issuance Agreement, a new funding agreement whereby the company received $250,000.00 evidenced by a convertible debenture (the “Debenture”) due January 1, 2022. The Debenture, in the principal amount of $272,500.00, carries an interest rate of 8% per annum and includes an original issue discount of $12,500.00 and transaction expenses of $10,000.00.

The Debenture is convertible, beginning the earlier of (i) six months after issuance of the Debenture and (ii) notice of redemption by the company, into shares of DTII common stock at the initial conversion price of $0.50 per share. The conversion price is subject to adjustment on the first trading day of each calendar quarter commencing on April 1, 2021. On each quarterly adjustment date, the conversion price will be reset to the lower of (i) the then prevailing conversion price and (ii) the average of the 5 day VWAPs immediately prior to the reset date.  VWAP means the daily volume weighted average price of DTII common stock on The Pink Sheets.

In the event the company effects a reverse stock split of its common stock, the conversion price of the Debenture will be adjusted to the lower of (i) the then prevailing conversion price immediately prior to the effectiveness of the reverse split, and (ii) the average of the 5 day VWAPs immediately following the effectiveness of the reverse split.

The Debenture holder will not have the right to convert any portion of the Debenture if, giving effect to the conversion, the holder and/or any of its affiliates together, would beneficially own in excess of 4.99% of the outstanding common shares of DTII. The holder, upon notice to the company, may increase or decrease this limitation, provided the limitation percentage in no event exceeds 9.99% of number of DTII shares outstanding immediately after giving effect to the issuance of shares upon conversion held by the holder.

The company has the right at any time to redeem the Debenture after giving a twenty trading day notice of redemption to the holder. The redemption amount will equal the sum of (i) 140% of the then outstanding principal amount of the Debenture, (ii) accrued but unpaid interest, and (iii) any liquidated damages and all other amounts that may be due under the Debenture. Upon a redemption notice by the company, the Debenture holder shall have the right to convert the Debenture into DTII common stock at the prevailing conversion price.

Concurrent with execution of the Additional Issuance Agreement, we also entered into a Registration Rights Agreement, whereby purchasers of the Debenture will be given certain registration rights. Per the terms of the Registration Rights Agreement, within thirty days of the date of the Debenture the company is obligated to file a registration statement with the SEC to register the shares of common stock issuable upon conversion of the Debenture. The registration rights also include shares issuable under a previous debenture issued on January 13, 2020 and referenced in the Additional Issuance Agreement.

We intend to use a portion of the Debenture funds to prepay an existing convertible note in the total amount of $113,737. The balance of funds will be used for production of the company’s Passive Portal walk-through weapons detector scanner and for general operating expenses .

On October 21,2020, the company issued a press release to announce the funding, a copy of which is include herewith as Exhibit 99.1.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.Description

10.1Additional Issuance Agreement

10.2Convertible Debenture

10.3Registration Rights Agreement

99.1Press Release dated October 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date:  October 23, 2020By:     /S/ MERRILL W. MOSES

Merrill W. Moses

President, CEO and

Interim Chief Financial Officer